Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports Third Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – October 30, 2006 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported third quarter net earnings of $362,000, or $0.19 per diluted share, down $31,000, or 7.89%, when compared with net earnings of $393,000, or $0.23 per diluted share, in the third quarter of 2005.

For the first nine months of 2006, net earnings totaled $1.09 million, or $0.60 per diluted share, up $42,000, or 3.99%, when compared with net earnings of $1.05 million, or $0.63 per diluted share, for the first nine months of 2005.

Chief Executive Officer, Paul C. Hudson stated, “Third quarter and year to date earnings were flat when compared to the same periods in 2005, but we are beginning to see evidence that our retail strategy is generating results. In the third quarter, deposits grew $2.8 million and net loans increased by $3.0 million, while the net interest margin for the third quarter of 2006 improved by 45 basis points over the prior year third quarter.” Mr. Hudson added, “We originated $6.4 million in commercial loans in the third quarter.”

Third Quarter Results:

•	The net interest rate spread increased 38 basis points to 3.34% in the third quarter of 2006 from 2.96% in the third quarter of 2005, reflecting a further improvement from the 17 basis points increase comparing second quarter 2006 to second quarter 2005;

•	Net interest income before provision for loan losses of $2.4 million in the third quarter of 2006 was up $172,000 from the third quarter of 2005, reflecting an improved net interest margin;

•	Non-interest income in the third quarter of 2006 was down $106,000 from the third quarter of 2005, as the growth in retail banking fees was offset by a decline in loan prepayment fees in the 2006 period;

•	Non-interest expense in the third quarter of 2006 was up $152,000 from the third quarter of 2005, primarily due to increases in compensation and benefits, information services and professional services costs.

Net Interest Income

Net interest income before provision for loan losses of $2.4 million in the third quarter of 2006 was up $172,000, or 7.68%, from the third quarter a year ago. Despite a lower level of average interest-earning assets, the increase in net interest margin resulted in higher net interest income during the current quarter. Interest-earning assets averaged $275.1 million in the current quarter, down 6.04% from the same period a year ago. However, net interest margin improved 45 basis points to 3.51% in the current quarter from 3.06% a year ago. The net interest rate spread improved 38 basis points to 3.34% in the current quarter from 2.96% a year ago. The increase in the net interest rate spread was primarily due to the increase in the overall yield of our loan portfolio resulting from new and renewing loans priced at higher rates because of increases in interest rates. The annualized yield on loans improved 89 basis points to 6.72% in the third quarter of 2006 from 5.83% for the same period in 2006. The increase in loan yield was partially offset by the increase in interest rates paid on deposits and borrowings. The annualized weighted average cost of deposits increased 53 basis points to 2.73% in the third quarter of 2006 compared to 2.20% for the same period in 2005. The increase was the result of the increase in short-term interest rates during 2006, maturities of lower costing time deposits and the change in the deposit mix toward higher costing time deposits. The market for deposits remained competitive throughout the third quarter resulting in higher rates paid for interest-bearing deposits. The primary spread (weighted average interest rate on loans minus weighted average interest rate on deposits) for the third quarter of 2006 was 3.99% compared to 3.63% for the third quarter of 2005, an increase of 36 basis points.

Provision for Loan Losses

During the third quarter of 2006, provision for loan losses amounted to $21,000 compared to $57,000 of provision a year ago. The $21,000 loan loss provision was primarily due to the increase in our commercial loan portfolio. The allowance for loan losses was $1.5 million, or 0.66% of total gross loans receivable at September 30, 2006, compared to $1.5 million, or 0.64% of total gross loans receivable at year-end 2005.

Non-Interest Income

Non-interest income totaled $312,000 in the third quarter of 2006, down $106,000, or 25.36%, from the third quarter a year ago. The decrease was primarily due to lower loan prepayment fees partially offset by higher retail banking fees in the third quarter of 2006 as compared to same quarter in 2005. Loan prepayment fees totaled $29,000 in the third quarter of 2006 compared to $180,000 a year ago. Retail banking fees totaled $245,000 in the third quarter of 2006 compared to $171,000 a year ago, an increase of $74,000, which was primarily attributable to rate increases in overdraft, non-sufficient fund and negative balance fees.

Non-Interest Expense

Non-interest expense totaled $2.1 million in the third quarter of 2006, up $152,000, or 7.80%, from the third quarter a year ago, primarily due to increases in compensation and benefits, information services and professional services costs. Compensation and benefits expense increased $66,000, as we added experienced management and staff in the administration and loan origination departments. The adoption of SFAS No.123R and the Salary Continuation Plan for our Chief Executive Officer also contributed to higher compensation and benefits expense. Information services expense increased $25,000 primarily due to online banking and a change in our item processing provider. Professional services expense increased $45,000 as we hired consultants to execute our core deposit gathering initiative and develop niche marketing strategy analysis. Additionally, professional services expense for the year ago quarter was positively impacted by the reversal of $40,000 of accrued consulting fees, which were no longer expected to be incurred.

Assets, Loan Originations and Deposits

At September 30, 2006, assets totaled $283.9 million, down $8.4 million, or 2.86%, from year-end 2005. Securities held to maturity decreased $7.1 million, or 15.60%, and cash and cash equivalents decreased $4.9 million, or 49.89%. The funds received from repayments of securities, along with the decrease in cash and cash equivalents, were redeployed into higher yielding loans and to repay $12.9 million of borrowings. During the first nine months of 2006, net loans receivable increased $3.9 million, or 1.70%, as loan originations and loan purchases exceeded loan repayments. Loan originations were $36.7 million for the nine months ended September 30, 2006 compared to $30.3 million for the same period in 2005. Loan purchases totaled $9.5 million for the nine months ended September 30, 2006 compared to $20.3 million for the same period in 2005. Loan repayments amounted to $42.4 million for the nine months ended September 30, 2006 compared to $49.4 million for the same period in 2005.

Deposits totaled $210.4 million at September 30, 2006, up $0.9 million, or 0.44%, from year-end 2005. During the first nine months of 2006, core deposits (NOW, demand, money market and passbook accounts) decreased $3.7 million, while certificates of deposit increased $4.6 million. The deposit flows trend toward certificates of deposit as customers gained greater acceptance of market rates offered on time deposit accounts. At September 30, 2006, core deposits represented 46.48% of total deposits compared to 48.45% at December 31, 2005 and 47.08% at June 30, 2006.

Since the end of 2005, FHLB borrowings decreased $12.9 million, or 22.74%, to $43.7 million at September 30, 2006, as a result of lower loan growth financing needs.

Asset Quality and Performance Ratios

The Company maintained its excellent asset quality with total non-performing assets of $14,000, or 0.01% of total gross loans at September 30, 2006 compared to $35,000, or 0.02% of total gross loans at December 31, 2005.

For the quarter ended September 30, 2006, the Company’s annualized return on average equity decreased to 7.50% compared to 9.93% for the same period in 2005. In addition to lower profitability, the issuance of Series C preferred stock during the second quarter of 2006 and the sale of 145,000 shares of the Company’s Common Stock to Cathay General Bancorp impacted this ratio.

The 7.89% decline in net income exceeded the 5.99% decline in average assets from $301.2 million in the third quarter of 2005 to $283.1 million in the third quarter of 2006, causing the annualized return on average assets to decline from 0.52% for the quarter ended September 30, 2005 to 0.51% for the quarter ended September 30, 2006.

The efficiency ratio increased to 77.06% in third quarter 2006 compared to 73.26% in third quarter 2005, reflecting higher non-interest expense for the third quarter of 2006 as compared to the same period in 2005.

At September 30, 2006, the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Cash	$4,304	$5,386
Federal funds sold	600	4,400

Cash and cash equivalents	4,904	9,786
Securities held to maturity	38,290	45,369
Loans receivable, net of allowance of $1,521 and $1,455	230,396	226,542
Accrued interest receivable	1,337	1,241
Federal Home Loan Bank (FHLB) stock, at cost	2,664	3,332
Office properties and equipment, net	5,323	5,459
Other assets	1,019	565

Total assets	$283,933	$292,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$210,388	$209,464
Federal Home Loan Bank advances	43,663	56,513
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	913	559
Deferred income taxes	1,060	1,229
Other liabilities	2,483	1,752

Total liabilities	264,507	275,517

Stockholders’ Equity:
Preferred non-convertible, non-cumulative, and non-voting stock, $.01par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at September 30, 2006 and 55,199 shares of Series A and 100,000 shares of Series B at December 31, 2005	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at September 30, 2006 and 1,868,942 shares at December 31, 2005; outstanding 1,625,415 shares at September 30, 2006 and 1,554,610 shares at December 31, 2005	20	19
Additional paid-in capital	12,845	10,296
Retained earnings-substantially restricted	11,713	10,842
Treasury stock-at cost, 388,527 shares at September 30, 2006 and 314,332 shares at December 31, 2005	(5,154)	(4,382)

Total stockholders’ equity	19,426	16,777

Total liabilities and stockholders’ equity	$283,933	$292,294

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Interest on loans receivable	$3,823	$3,436	$11,018	$10,175
Interest on mortgage-backed securities	410	432	1,306	1,135
Interest on investment securities	22	19	58	72
Other interest income	101	126	292	309

Total interest income	4,356	4,013	12,674	11,691

Interest on deposits	1,427	1,157	3,901	3,264
Interest on borrowings	516	615	1,621	1,622

Total interest expense	1,943	1,772	5,522	4,886

Net interest income before provision for loan losses	2,413	2,241	7,152	6,805
Provision for loan losses	21	57	70	50

Net interest income after provision for loan losses	2,392	2,184	7,082	6,755

Non-interest income:
Service charges	301	380	856	879
Gain on sale of loans held for sale	—	—	—	5
Gain on sale of securities	—	—	12	21
Other	11	38	86	127

Total non-interest income	312	418	954	1,032

Non-interest expense:
Compensation and benefits	1,218	1,152	3,655	3,525
Occupancy expense, net	291	288	910	863
Information services	181	156	485	464
Professional services	100	55	325	332
Office services and supplies	105	108	331	319
Other	205	189	508	526

Total non-interest expense	2,100	1,948	6,214	6,029

Earnings before income taxes	604	654	1,822	1,758
Income taxes	242	261	728	706

Net earnings	$362	$393	$1,094	$1,052

Other comprehensive income, net of tax:
Unrealized gain (loss) on securities available for sale	$—	$—	$—	$(8)
Reclassification of realized net loss included in net earnings	—	—	—	20
Income tax effect	—	—	—	(5)

Other comprehensive income, net of tax	—	—	—	7

Comprehensive earnings	$362	$393	$1,094	$1,059

Net earnings	$362	$393	$1,094	$1,052
Dividends paid on preferred stock	(35)	(20)	(83)	(58)

Earnings available to common shareholders	$327	$373	$1,011	$994

Earnings per share-basic	$0.20	$0.25	$0.64	$0.66
Earnings per share-diluted	$0.19	$0.23	$0.60	$0.63
Dividends declared per share-common stock	$0.05	$0.05	$0.15	$0.15
Basic weighted average shares outstanding	1,620,451	1,517,961	1,579,010	1,515,592
Diluted weighted average shares outstanding	1,762,859	1,587,759	1,698,640	1,588,425

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of September 30,
	2006	2005
Regulatory Capital Ratios:
Core capital	8.17%	6.94%
Tangible capital	8.17%	6.94%
Tier 1 Risk-Based Ratio	11.87%	11.03%
Total Risk-Based capital	12.63%	11.79%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans	0.01%	0.05%
Non-performing assets as a percentage of total assets	0.00%	0.04%
Allowance for loan losses as a percentage of total gross loans	0.66%	0.62%
Allowance for loan losses as a percentage of non-performing loans	10,864.29%	1,312.50%
Allowance for losses as a percentage of non-performing assets	10,864.29%	1,312.50%
Non-performing assets:
Non-accrual loans	$14	$112

Total non-performing assets	$14	$112

	Three Months ended September 30,				Nine Months ended September 30,
	2006		2005		2006		2005
Performance Ratios:
Return on average assets	0.51	%(A)	0.52	%(A)	0.51	%(A)	0.48	%(A)
Return on average equity	7.50	%(A)	9.93	%(A)	8.00	%(A)	9.01	%(A)
Average equity to average assets	6.82%		5.26%		6.38%		5.30%
Non-interest expense to average assets	2.97	%(A)	2.59	%(A)	2.90	%(A)	2.74	%(A)
Efficiency ratio (1)	77.06%		73.26%		76.66%		76.93%
Net interest rate spread (2)	3.34	%(A)	2.96	%(A)	3.29	%(A)	3.09	%(A)
Net interest rate margin (3)	3.51	%(A)	3.06	%(A)	3.43	%(A)	3.18	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.

(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005
Total assets	$283,933	$300,661	$283,933	$300,661
Total gross loans, including loans held for sale	$231,917	$235,960	$231,917	$235,960
Total equity	$19,426	$15,954	$19,426	$15,954
Average assets	$283,125	$301,161	$285,679	$293,747
Average loans	$227,596	$235,552	$227,632	$233,760
Average equity	$19,317	$15,829	$18,225	$15,576
Average interest-earning assets	$275,122	$292,805	$277,804	$285,290
Average interest-bearing liabilities	$260,007	$280,548	$263,687	$273,880
Net income	$362	$393	$1,094	$1,052
Total income	$2,725	$2,659	$8,106	$7,837
Non-interest expense	$2,100	$1,948	$6,214	$6,029
Efficiency ratio	77.06%	73.26%	76.66%	76.93%
Non-accrual loans	$14	$112	$14	$112
REO, net	$—	$—	$—	$—
ALLL	$1,521	$1,470	$1,521	$1,470
REO-Allowance	$—	$—	$—	$—
Interest income	$4,356	$4,013	$12,674	$11,691
Interest expense	$1,943	$1,772	$5,522	$4,886
Net interest income	$2,413	$2,241	$7,152	$6,805